Exhibit 10.1
EXECUTION COPY

LOAN AGREEMENT
Dated as of September 1, 2006
and
Amended and Restated as of December 20, 2006
among
DUQUESNE LIGHT HOLDINGS, INC.
as Borrower,
BARCLAYS BANK PLC
as Facility Agent,
DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
as Syndication Agent,
MIZUHO CORPORATE BANK, LTD. and
THE BANK OF NOVA SCOTIA
as Documentation Agents,
and
THE LENDERS PARTY HERETO

BARCLAYS CAPITAL and
DRESDNER KLEINWORT WASSERSTEIN SECURITIES
as Joint Mandated Lead Arrangers and Joint Bookrunners

i

ii

EXHIBITS

A	Form of Borrowing Request
B	Form of Note
C	Form of Assignment and Assumption
D-1	Form of Opinion of Counsel to Borrower
D-2	Form of Opinion of Special New York Counsel to the Facility Agent
E	Form of DLH Credit Agreement

iii

LOAN AGREEMENT
     This LOAN AGREEMENT (“Agreement”) is entered into as of September 1, 2006 as amended and restated as of December 20, 2006, among DUQUESNE LIGHT HOLDINGS, INC. (the “Borrower”), a Pennsylvania corporation, BARCLAYS BANK PLC, as Facility Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
RECITALS
          The Borrower, certain of the Lenders and the Facility Agent are parties to the Loan Agreement dated as of September 1, 2006 (as in effect immediately prior to the effectiveness of the amendment and restatement to be effected hereby, the “Existing Loan Agreement”), providing, subject to the terms and conditions thereof, for a loan to be made by the lenders thereunder to the Borrower in an aggregate principal amount not exceeding $200,000,000 (the “Loan”) for (i) the purpose of financing the acquisition by the Borrower from Atlantic City Electric Company of certain minority interests in the Keystone and Conemaugh coal-fired power plants (the “Keystone/Conemaugh Acquisition”) and fees and expenses related thereto and (ii) general corporate purposes. Each of the institutions listed on Schedule 2.01 hereto other than Barclays Bank PLC and Dresdner Bank AG, New York and Grand Cayman Branches (each, a “New Lender”) wishes to become party to the Existing Loan Agreement as a “Lender”, and the Borrower, the Lenders and the Facility Agent wish to amend the Existing Loan Agreement in certain respects and to restate the Existing Loan Agreement in its entirety as so amended.
          Accordingly, the parties hereto agree that on the Restatement Effective Date (as defined below) the Existing Loan Agreement shall be amended and restated to read as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Acceleration Date” has the meaning specified in Section 2.03(b)(i)(A).
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent-Related Persons” means the Facility Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
          “Agreement” means this Loan Agreement.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

          “Alternate Base Rate Loan” means any Loan which bears interest at the Alternate Base Rate.
          “Applicable Margin” means a percentage per annum determined as follows based upon the lower of the senior unsecured long-term public debt ratings of the Borrower from Moody’s and S&P:

	Applicable Margin	Applicable Margin for
	for LIBO Rate	Alternate Base Rate
Rating	Loans (% per annum)	Loans (% per annum)
BBB+/Baa1 or higher	0.625%	0%
BBB/Baa2	0.70%	0%
BBB-/Baa3	0.80%	0%
BB+/Ba1	1.25%	0.25%
Below BB+/Ba1 or unrated by either Moody’s or S&P	1.75%	0.75%
provided that the Applicable Margin shall increase (i) on the Acceleration Date, by 0.20% per annum, (ii) on the date ninety (90) days following the Acceleration Date, by an additional 0.25% per annum (iii) on the date one hundred and eighty (180) days following the Acceleration Date, by an additional 0.25% per annum and (iv) on the date two hundred and seventy (270) days following the Acceleration Date, by an additional 0.25% per annum.
          “Approved Fund” means any Fund that is administered, advised or managed by a Lender or an Affiliate of a Lender.
          “Assignees” has the meaning specified in Section 9.07(b).
          “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.
          “Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
          “Authorized Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer or assistant treasurer or other similar officer of the Borrower and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by an Authorized Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of the Borrower.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” has the meaning specified in the recitals to this Agreement.
          “Borrowing” means the borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.
          “Borrowing Request” means the loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit A.
          “Business Day” means:
     (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Pittsburgh, Pennsylvania; and
     (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.
          “Calculation Date” means March 31, June 30, September 30 and December 31 of each year.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) the adoption or making of any interpretation, request, guideline or directive applying to any Lender (or, for purposes of Section 3.04 of this Agreement, by any Lending Office of such Lender or by such Lender’s holding company, if any) (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement.
          “Change of Control” means any Person (in combination with its Affiliates) other than Macquarie shall own and control, directly or indirectly, in the aggregate more than 50.0% of the issued and outstanding common stock in the Borrower without the consent of the Majority Lenders.
          “Claim” has the meaning specified in Section 9.05(b).
          “Closing Date” means the first date (which shall be a Business Day not later than October 2, 2006) all the conditions precedent in Article IV are satisfied or waived in accordance with the terms of this Agreement and the Loan is made.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended, and rules and regulations related thereto.
          “Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto. The aggregate amount of the Commitments is $200,000,000.

          “Compensation Period” has the meaning specified in Section 2.09(b)(ii).
          “Consolidated Capital” means, at any date of determination, the sum of (i) Consolidated Debt, (ii) consolidated equity of the common stockholders of the Borrower and its Consolidated Subsidiaries, (iii) trust-originated or partnership-originated preferred securities of the Borrower and its Consolidated Subsidiaries, (iv) consolidated equity of the preference stockholders of the Borrower and its Consolidated Subsidiaries, and (v) consolidated equity of the preferred stockholders of the Borrower and its Consolidated Subsidiaries, in the case of clauses (ii) through (v) above, determined at such date in accordance with GAAP.
          “Consolidated Debt” means, at any date of determination, without duplication, the aggregate Debt of the Borrower and its Consolidated Subsidiaries; provided, however, that Consolidated Debt shall not include (i) any Debt of the type referred to in clause (viii) of the definition thereof contained in this Section 1.01 if such Debt is not reasonably quantifiable as of the date of determination and (ii) subordinated debentures issued by Duquesne Light or the Borrower in connection with the issuance of (A) monthly-income preferred securities by Duquesne Capital, L.P. and (B) other similar partnership-originated or trust-originated preferred securities by any Subsidiary or other Affiliate of Duquesne Light or the Borrower; provided that (1) the issuer of such preferred securities lends substantially all of the proceeds from such issuance to Duquesne Light, the Borrower or any other Affiliate of the Borrower, as the case may be, in exchange for such subordinated debentures and (2) substantially all of the assets of such issuer consist solely of such subordinated debentures and payments made from time to time in respect thereof.
          “Consolidated Subsidiary” means, with respect to any Person, any Subsidiary of such Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Coverage Ratio” means, with respect to each twelve-month period ending on the last day of each fiscal quarter of the Borrower, the ratio of (a) the sum of (i) consolidated net income of the Borrower and its Consolidated Subsidiaries for such period plus (or minus) (ii) all extraordinary items deducted (or added) in determining said net income plus (iii) all income taxes deducted in determining said net income plus (iv) total interest charges of the Borrower and its Consolidated Subsidiaries deducted in determining said net income, excluding (A) allowance for borrowed funds used during construction and (B) any payments made with respect to the subordinated debentures issued by Duquesne Light in connection with the issuance of monthly-income preferred securities by Duquesne Capital, L.P. (such interest charges with such exclusions being referred to as “Actual Interest Expense”) plus (v) depreciation expense deducted in determining said net income minus (vi) allowance for equity and borrowed funds used during construction and other noncash items described in Financial Accounting Standards Board Statement No. 90 to (b) Actual Interest Expense for such period.
          “Debt” means, for any Person, at any date of determination, without duplication, all (i) secured or unsecured indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or evidenced by notes, bonds, debentures or other instruments, (ii) obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iii) obligations secured by any Lien existing on any property owned or held by such Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) obligations of such Person in respect of letters of credit, bankers’ acceptances and similar extensions of credit (other than (A) any such obligation in support of other Debt already included in this definition and (B) obligations of such Person in respect of surety bonds or performance bonds or other similar obligations), (v) without duplication of the foregoing clause (iv), reimbursement obligations of such Person in respect of drawings or other payments made under letters of credit, bankers’ acceptances, surety bonds, performance bonds, and other similar extensions of credit and obligations, (vi) obligations of such Person under any Hedging Agreements (the amount of any such obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof), (vii) obligations of such Person in respect of Unfunded Vested Liabilities, and (viii) obligations of such Person under guaranties or support agreements in respect of, and obligations of such Person (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means (a) in the case of past due principal of any Loan, the interest rate otherwise applicable to such Loan hereunder plus 2.0% per annum or (b) in the case of any other past due amount, the Alternate Base Rate plus the Applicable Margin plus 2.0% per annum.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder on the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Facility Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “DLH Credit Agreement” has the meaning specified in Section 9.19.
          “Dollar” and “$” mean lawful money of the United States.
          “Duquesne Light” means Duquesne Light Company, a Pennsylvania corporation.
          “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $250,000,000, (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having deposits in excess of $250,000,000, (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having total assets in excess of $250,000,000, (vi) the central bank of any country that is a member of the OECD, and (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000; provided that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental agency or authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.
          “Environmental Liability” means, with respect to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Contribution” means receipt by the Borrower of at least $141,000,000 in net proceeds from the issuance of the Borrower’s common stock in a private placement offering to certain shareholders of DQE Holdings, LLC.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” means, with respect to any Person, (i) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) a partnership or other trade or business (whether or not incorporated) that is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.
          “ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate of the Borrower from a Multiple Employer Plan during a plan year for which it was a “substantial employer”, as defined in Section

4001(a)(2) of ERISA; (v) the failure by the Borrower or an ERISA Affiliate of the Borrower to make a required payment to a Plan; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan; (viii) the complete or partial withdrawal of the Borrower or any ERISA Affiliate of the Borrower from any Multiemployer Plan or the insolvency of any Multiemployer Plan; (ix) the Borrower or any ERISA Affiliate of the Borrower shall request a minimum funding waiver from the Internal Revenue Service with respect to any Plan; or (x) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
          “Event of Default” has the meaning specified in Section 7.01.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Excluded Taxes” means, with respect to the Facility Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Financing Document, (a) income, franchise or similar taxes imposed on (or measured in whole or in part by reference to) its net or overall gross income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or a jurisdiction in which such Facility Agent or Lender and the jurisdiction is engaged in business, other than a business deemed to arise solely from such recipient having entered into, received a payment under or enforced any Financing Document and activities incidental thereto, or any taxes attributable to a Lender’s failure to comply with Section 3.01(f) of this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Lender is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.06(b) of this Agreement), any Tax that is imposed on amounts payable to such Foreign Lender that is attributable to such Foreign Lenders’ failure to comply with Section 3.01(e) of this Agreement, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 3.01(a) of this Agreement.
          “Facility” means the facility provided in Article II for the making of the Loan.
          “Facility Agent” means Barclays Bank PLC, acting in its capacity as Facility Agent for the Lenders hereunder, or any successor Facility Agent.
          “Facility Agent’s Office” means the Facility Agent’s address as set forth on Schedule 9.02 or such other address as the Facility Agent may from time to time notify the Borrower and the Lenders.
          “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal

Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Facility Agent on such day on such transactions as determined by the Facility Agent.
          “Final Maturity Date” means the fifth (5th) anniversary of the Closing Date.
          “Financial Projections” means (a) any forward-looking statement (within the meaning of the Securities Act of 1933 and the rules and regulations thereunder) and (b) any “prospective financial statement, financial forecast or financial projection” (as defined in guidelines published by the American Institute of Certified Public Accountants).
          “Financing Documents” means, collectively, (i) this Agreement and (ii) the Notes.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
          “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and having total assets in excess of $10,000,000.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.
          “Governmental Approval” means any authorization, consent, approval, certificate, exemption of, or filing or registration with, any Governmental Authority required in connection with the execution and delivery of any Financing Document by the Borrower and the incurrence by the Borrower of any Obligations hereunder.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Hazardous Substance” means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.
          “Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to protect against fluctuations in currency exchange or interest rates.
          “Indemnified Liabilities” has the meaning set forth in Section 9.05(a).
          “Indemnitees” has the meaning set forth in Section 9.05(a).

          “Information” has the meaning specified in Section 9.08.
          “Information Memorandum” means the Confidential Information Memorandum, dated September 2006, regarding the Borrower and the transactions contemplated hereby, as provided to the Lenders.
          “Interest Payment Date” means, (a) as to any Loan other than an Alternate Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Final Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Alternate Base Rate Loan, each Calculation Date and the Final Maturity Date.
          “Interest Period” means, the period beginning on (and including) the date on which the Loan is made and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter or such other periods as may be agreed by the Facility Agent and the Borrower if available to all Lenders (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.05(d); provided, however, that (a) the initial Interest Period shall be one (1) month, (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls on the next succeeding calendar month, on the next preceding Business Day) and (c) no Interest Period may end later than the Final Maturity Date.
          “Interest Rate” means, for any Interest Period, (i) the LIBO Rate for such Interest Period plus the Applicable Margin or (ii) in the event that (a) the LIBO Rate is unavailable as a result of the occurrence of the events described in Section 2.03 and Section 3.03 or (b) such Interest Period would have a duration of less than one month, the Alternate Base Rate plus the Applicable Margin, as the context may require.
          “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.
          “Joint Mandated Lead Arrangers” means Barclays Capital and Dresdner Kleinwort Wasserstein Securities, each in its capacity as a Mandated Lead Arranger.
          “Keystone/Conemaugh Acquisition” has the meaning specified in the recitals to this Agreement.
          “Keystone/Conemaugh Acquisition Agreement” means the Purchase and Sale Agreement dated as of November 14, 2005 between the Borrower and Atlantic City Electric Company.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

          “Lender” has the meaning specified in the introductory paragraph to this Agreement and includes each Person that shall became a Lender hereunder pursuant to Section 9.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.
          “Lending Office” means, as to any Lender, the office or offices of such Lender (or of an Affiliate of such Lender) designated for such Lender’s Loan, or such other office or offices as a Lender may from time to time notify the Borrower and the Facility Agent.
          “Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale or other title retention agreement).
          “LIBO Rate” shall mean, with respect to any Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Facility Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Facility Agent will request the Reference Banks to provide the Facility Agent with their offer quotations for deposits in Dollars for such Interest Period to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on such second Business Day in a representative amount and for a period approximately equal to such Interest Period and the Facility Agent shall calculate the LIBO Rate using the average of such quotations. Each determination of the LIBO Rate by the Facility Agent pursuant to this definition shall be conclusive absent manifest error.
          “LIBO Rate Loan” means any Loan which bears interest at a rate determined by reference to the LIBO Rate.
          “Loan” has the meaning specified in the recitals to this Agreement.
          “Macquarie” means Macquarie Bank Limited or any of its Affiliates, and any investment funds managed by Macquarie Bank Limited or any of its Affiliates.
          “Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments.
          “Material Adverse Effect” means a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under any of the Financing Documents, or (iii) the validity or enforceability of any of the Financing Documents or the material rights and remedies of any Lender or Agent-Related Person under any of the Financing Documents.

          “Material Plan” means, collectively, a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $20,000,000.
          “Merger” means the merger of Merger Sub with and into the Borrower pursuant to the terms of the Merger Agreement.
          “Merger Agreement” means the Agreement and Plan of Merger dated as of July 5, 2006, by and among the Borrower, DQE Holdings, LLC and Merger Sub.
          “Merger Completion Date” means the date of consummation of the Merger in accordance with the terms of the Merger Agreement.
          “Merger Sub” means Castor Merger Sub Inc., a Pennsylvania corporation.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (i) is maintained for employees or former employees of the Borrower or an ERISA Affiliate of the Borrower and at least one Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Debt of the Borrower to such Lender resulting from the Loan made by such Lender.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Financing Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Financing Documents include (x) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Borrower under any Financing Document and (y) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.
          “OECD” means the Organization for Economic Cooperation and Development.
          “Other Taxes” has the meaning specified in Section 3.01(b).

          “Outstanding Amount” means with respect to the Loans on any date, the Dollar amount thereof after giving effect to any borrowing and prepayments or repayments of the Loans occurring on such date.
          “Overnight Rate” means, for any day, the Federal Funds Rate.
          “Participant” has the meaning specified in Section 9.07(e).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Permitted Liens” means each of the following:
     (i) Liens for taxes, assessments or governmental charges or levies to the extent not delinquent or that are diligently being contested in good faith by appropriate proceedings and for which the Borrower has set aside reserves to the extent required by and in accordance with GAAP;
     (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens, Liens or privileges of any employees for salary or wages earned, and other similar Liens arising in the ordinary course of business securing obligations that are not delinquent and are being diligently contested in good faith by appropriate proceedings;
     (iii) Liens in respect of judgments or awards with respect to which the Borrower shall (A) in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Borrower shall have secured a stay of execution pending such appeal or other proceeding and for which the Borrower has set aside adequate reserves in accordance with GAAP, or (B) have the right to prosecute an appeal or other proceeding for review and for which the Borrower has set aside adequate reserves in accordance with GAAP;
     (iv) Liens securing amounts in dispute by the Borrower or any of its Subsidiaries; provided that such Liens are bonded in full or secured by other security arrangements satisfactory to the Majority Lenders; and
     (v) other nonconsensual Liens not described in clauses (i) through (iv) above; provided that (A) such Liens do not secure Debt and (B) the obligations secured by such Liens shall not exceed, in the aggregate, $25,000,000 at any one time outstanding.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means, with respect to any Person, an employee benefit plan (other than a Multiemployer Plan) maintained for employees or former employees of such Person or any ERISA Affiliate of such Person and covered by Title IV of ERISA or Section 412 of the Internal Revenue Code, including a Single Employer Plan and a Multiple Employer Plan.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays Bank PLC as its prime rate in effect at its principal office in New York City;

each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Reference Banks” means, collectively, Barclays Bank PLC and Dresdner Bank AG, New York and Grand Cayman Branches.
          “Register” has the meaning specified in Section 9.07(d).
          “Restatement Effective Date” means the date on which the conditions specified in Article IV-A are satisfied in accordance with the terms of this Agreement.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Significant Subsidiary” means Duquesne Light and any other Subsidiary of the Borrower that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries.
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees or former employees of the Borrower or an ERISA Affiliate of the Borrower and no Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Taxes” has the meaning specified in Section 3.01(a).
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
          “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any of its ERISA Affiliates to the PBGC or such Plan under Title IV of ERISA.
          “United States” and “U.S.” mean the United States of America.
          “USA Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.

     SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Financing Document, unless otherwise specified herein or in such other Financing Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Financing Document shall refer to such Financing Document as a whole and not to any particular provision thereof.
     (i) Article, Section, Exhibit and Schedule references are to the Financing Document in which such reference appears.
     (ii) The term “including” is by way of example and not limitation.
     (iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Financing Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Financing Document.
     SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower and its Subsidiaries referred to in Section 4(j), except as otherwise specifically prescribed herein.
     SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to agreements (including the Financing Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Financing Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     SECTION 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
ARTICLE II
THE COMMITMENTS AND LOAN
     SECTION 2.01. The Loan.
     (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single Loan on the Closing Date in a principal amount up to but not exceeding such Lender’s Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Any amounts that shall remain undrawn under the Commitments after the Closing Date shall be cancelled.
     (b) Simultaneously with the effectiveness of the amendment and restatement of the Existing Loan Agreement on the Restatement Effective Date, the Borrower shall borrow from each New Lender, and each New Lender shall make a loan to the Borrower, and (notwithstanding anything to the contrary in this Agreement requiring that prepayments be made ratably among the Lenders, compliance with which is hereby waived for purposes of such prepayments) the Borrower shall prepay Loans made by each Lender that is not a New Lender in such amounts as shall be necessary, together with accrued interest, so that after giving effect to such borrowing and prepayments, the principal amount of the Loans outstanding shall be held by the Lenders in accordance with Schedule 2.01 hereto). No amounts shall be payable under Section 2.07(b) in connection with such prepayment
     SECTION 2.02. Borrowing.
     (a) The Loan shall be made upon the delivery by the Borrower of an irrevocable Borrowing Request to the Facility Agent (which shall give to each Lender prompt notice thereof by facsimile transmission), given no later than 12:00 Noon, New York City time, at least three (3) but in any event not more than seven (7) Business Days prior to the requested date of such Borrowing. The Borrowing Request shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of Loans to be borrowed (and, subject to the terms and conditions set forth herein, the principal amount to be borrowed from each Lender shall be its ratable share of such aggregate principal amount, based upon the respective Commitments of each of the Lenders at such time).
     (b) The Loan shall be borrowed in a single Borrowing having an initial Interest Period of one (1) month and be in a minimum amount of $1,000,000 and increments of $500,000. There shall be no more than three (3) different Interest Periods at any one time for the Loan.
     (c) Each Lender shall make the amount of the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 11:00 a.m., New York City time, to the account of the Facility Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction of the applicable conditions set forth in Article IV, the Facility Agent shall make all funds so received available not later than 1:00 p.m., New York City time, by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Facility Agent by the Borrower.
     (d) The failure of any Lender to make the Loan to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.
     SECTION 2.03. Prepayments.
     (a) Optional. The Borrower may, upon notice to the Facility Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty subject however to any breakage costs due in accordance with Section 2.07(b); provided, that (i) such notice must be received by the Facility Agent not later than 11:00 a.m. five (5) Business Days prior to any date of prepayment or termination and (ii) any partial prepayment of the Loans shall be in an aggregate minimum amount of $500,000 and in integral multiples of $500,000 in excess thereof, or if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the type(s) of Loans to be prepaid. The Facility Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable share of such prepayment or termination. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective ratable share.
     (b) Mandatory. (i) Unless otherwise agreed by the Lenders (with respect to clauses (A) and (C) below) or the Majority Lenders (with respect to clause (B) below) the Borrower shall be required to prepay the Loans and cancel the Facility:
     (A) in full, if the Merger is not consummated by the Acceleration Date referred to below, or if the Merger is consummated but not with the proceeds of Loans under the DLH Credit Agreement, such prepayment to be made on the one-year anniversary of the date (the “Acceleration Date”) that is earliest to occur of (a) January 5, 2008, (b) the date of termination of the Merger Agreement and (c) the date of consummation of the Merger other than with the proceeds of Loans under the DLH Credit Agreement; and
     (B) in full, if a Change of Control occurs after the Closing Date.
               (ii) The Borrower shall notify the Facility Agent in writing of any mandatory prepayment of the Facility required to be made pursuant to Section 2.03(b)(A) or (B) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment. The Facility Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s ratable share of the prepayment.
     (c) Accrued Interest; Funding Losses, Etc. All prepayments under this Section 2.03 shall be made together with all accrued and unpaid interest on the amount to be prepaid and, in the event that any such prepayment is made on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Loan pursuant to Section 2.07(b).

     SECTION 2.04 Repayment of Loans. The Borrower shall repay to the Facility Agent for the ratable account of the Lenders on the Final Maturity Date, the aggregate principal amount of the Loans outstanding on such date.
     SECTION 2.05. Interest.
     (a) Subject to the provisions of Section 2.05(b) the Borrower hereby agrees to pay to the Facility Agent for the account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the rate equal to the Interest Rate.
     (b) Notwithstanding the provisions of Section 2.05(a) to the contrary, the Borrower hereby agrees that all past due amounts hereunder shall bear interest at a rate per annum equal to the Default Rate for the period from and including the date such past due amount was due to but excluding the date such amount is paid in full. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand (or, if no demand is made during any month, on the last day of such month).
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein;
     (d) Notices by the Borrower to the Facility Agent of a change in the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Facility Agent not later than 1:00 p.m., New York City time, three (3) Business Days prior to the first day of each subsequent Interest Period. Each such notice shall specify the Loans to which such Interest Period is to relate. The Facility Agent shall promptly notify the Lenders of the contents of each such notice.
     SECTION 2.06. Fees. The Borrower shall pay such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
     SECTION 2.07. Computation of Interest and Fees.
     (a) All computations of interest and fees shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one (1) day. Each determination by the Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) In the event of (i) the payment of any principal of any Loan other than on the last day of the Interest Period for that Loan (including under Section 2.03 or as a result of an Event of Default or otherwise), (ii) the failure to borrow on the date specified in the Borrowing Request or failure to repay or prepay any Loan on any scheduled repayment or prepayment date or (iii) the assignment of any Loan other than on the last day of its Interest Period as a result of a request by the Borrower pursuant to Section 3.06, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to any such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan) over (y) the amount of interest that would accrue on such principal amount for that period at the interest rate that such Lender would bid were it to bid, at the commencement of that period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. The Borrower shall, upon demand of any Lender (with a copy to the Facility Agent) promptly pay such Lender the amounts due and payable hereunder.
     SECTION 2.08. Evidence of Debt.
     (a) The Borrowings provided by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Facility Agent, in each case in the ordinary course of business. The accounts or records maintained by the Facility Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings provided by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Facility Agent in respect of such matters, the accounts and records of the Facility Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Facility Agent, the Borrower shall execute and deliver to such Lender (through the Facility Agent) a Note payable to such Lender, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     (b) Entries made in good faith by the Facility Agent in the Register pursuant to Section 2.08(a), and by each Lender in its account or accounts pursuant to Section 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Financing Documents, absent manifest error; provided, that the failure of the Facility Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Financing Documents.
     SECTION 2.09. Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made by wire transfer in immediately available funds to the Facility Agent, for the account of the respective Lenders to which such payment is owed, not later than 2:00 p.m. on the date specified herein. The Facility Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Facility Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b) Unless the Borrower or any Lender has notified the Facility Agent, prior to the date any payment is required to be made by it to the Facility Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Facility Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Facility Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Facility Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Facility Agent to such Lender to the date such amount is repaid to the Facility Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Facility Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Facility Agent to the Borrower to the date such amount is recovered by the Facility Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Facility Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Facility Agent’s demand therefor, the Facility Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Facility Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Facility Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Facility Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.09(b) shall be conclusive, absent manifest error.
     (c) If any Lender makes available to the Facility Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Facility Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Facility Agent shall return such funds to such Lender, without interest.
     (d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.
     (e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     (f) Whenever any payment received by the Facility Agent under this Agreement or any of the other Financing Documents is insufficient to pay in full all amounts due and payable to the Facility Agent and the Lenders under or in respect of this Agreement and the other Financing Documents on any date, such payment shall be distributed by the Facility Agent. If the Facility Agent receives funds for application to the Obligations of the Borrower under or in respect of the Financing Documents under circumstances for which the Financing Documents do not specify the manner in which such funds are to be applied, the Facility Agent may, but at the direction of Majority Lenders shall, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of the Outstanding Amount of all Loans and other Obligations outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
     SECTION 2.10. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Facility Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 9.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Facility Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
     SECTION 3.01. Taxes.
     (a) Except as provided in this Section 3.01, any and all payments by or on behalf of the Borrower to or for the account of the Facility Agent, or any Lender under any Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding in the case of the Facility Agent and each Lender, Excluded Taxes. All taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities described in the immediately preceding sentence other than Excluded Taxes are hereinafter referred to as “Taxes”. If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Financing Document to the Facility Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Facility Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within sixty (60) days after the date of such payment (or, if receipts or evidence are not available within sixty (60) days, as soon as possible thereafter), the Borrower shall furnish to the Facility Agent or such Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Facility Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Facility Agent and such Lender for any incremental taxes, interest or penalties that may become payable by the Facility Agent or such Lender arising out of such failure.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or similar charges or levies which arise from any payment made under any Financing Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Financing Document (hereinafter referred to as “Other Taxes”).
     (c) The Borrower agrees to indemnify the Facility Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Facility Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto (other than those resulting from such Person’s gross negligence or willful misconduct), in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, the Facility Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or the Facility Agent provides such written statement.
     (d) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a), (b) or (c) with respect to such Lender it will use its commercially reasonable efforts to minimize any increased cost or other compensation payable by the Borrower including, if requested by the Borrower, designating (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) another Lending Office for any Loan affected by such event; provided, that such efforts are made on terms that, in the judgment of such Lender exercised in good faith, cause such Lender and its Lending Office(s) to suffer no material economic, tax, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a), (b) or (c). Nothing herein contained shall interfere with the right of a Lender or the Facility Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Facility Agent to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Facility Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
     (e) The Facility Agent and each Foreign Lender, if it is legally able to do so, shall deliver to the Borrower (with a copy to the Facility Agent), prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein or upon designation of a new Lending Office), two duly signed and properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Facility Agent or Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Facility Agent or Foreign Lender by the Borrower pursuant to the Financing Documents) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Facility Agent or Foreign Lender by the Borrower pursuant to the Financing Documents) or such other evidence satisfactory to the Borrower and the Facility Agent that such Foreign Lender is entitled to an exemption from, or reduction of, Taxes, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, the Facility Agent and each such Foreign Lender shall, if it is legally able to do so, (A) promptly submit to the Borrower (with a copy to the Facility Agent) such additional properly completed and duly signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be required under then current laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Facility Agent of any available exemption from or reduction of, Taxes in respect of all payments to be made to such Facility Agent or Foreign Lender by the Borrower pursuant to the Financing Documents, and (B) promptly notify the Borrower and the Facility Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
     (f) If a Lender or successor Facility Agent is a United States person under Section 7701(a)(30) of the Code, such person shall, at the request of the Borrower or the Facility Agent, provide two duly signed and properly completed copies of IRS Form W-9 (or any successor form thereto) to the Borrower (with a copy to the Facility Agent), certifying that such person is entitled to a complete exemption from United States backup withholding tax on payments pursuant to the Financing Documents. Any person supplying forms pursuant to this Section 3.01(f) shall deliver to the Borrower and the Facility Agent additional copies of the relevant forms on or before the date that such form expires, and shall promptly notify the Borrower and Facility Agent of any change in circumstances that would modify or render invalid any forms previously provided.
     (g) If the Facility Agent or any Lender determines in its reasonable discretion that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in either case pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Facility Agent or any such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
     SECTION 3.02. Illegality. If any Lender shall reasonably determine in good faith (which determination shall, upon notice thereof to the Borrower and the Facility Agent, be conclusive and binding on the Borrower absent manifest error) that a Change in Law makes it unlawful, or any central bank or other Governmental Authority or comparable agency asserts that it is unlawful, for such Lender to make, continue or maintain any Loan or participation therein, as a LIBO Rate Loan, the obligations of such Lender to make, continue or maintain any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Facility Agent that the circumstances causing such suspension no longer exist. Upon receipt of notice of such determination, the Borrower shall upon demand from such Lender (with a copy to the Facility Agent), prepay or convert such LIBO Rate Loans to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.07(b). Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     SECTION 3.03. Inability to Determine Rates. If prior to the commencement of any Interest Period the Facility Agent shall have determined that by reason of circumstances affecting the Facility Agent’s relevant market, adequate means do not exist for ascertaining the LIBO Rate, or if the Majority Lenders determine that the LIBO Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Loan, the Facility Agent will promptly so notify the Borrower. Thereafter, the obligation of the Lenders under this Agreement to make or continue any Loans as LIBO Rate Loans shall forthwith be suspended until the Facility Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist. Upon receipt of notice of such determination, the Borrower shall (a) upon demand by the Facility Agent (with a copy to the Lenders), prepay or convert such LIBO Rate Loans to Alternate Base Rate Loans on the last day of the Interest Period therefor and (b) the Borrower may revoke any pending request for a Borrowing or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.
     SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBO Rate Loans.
     (a) If any Lender reasonably determines in good faith that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining the Loans, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) Excluded Taxes and (iii) reserve requirements contemplated by Section 3.04(c) then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Facility Agent given in accordance with Section 2.07(b)), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender reasonably determines in good faith that a Change in Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Facility Agent given in accordance with Section 2.07(b)), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction (and without duplication of amounts otherwise payable pursuant to this Section 3.04) within fifteen (15) days after receipt of such demand.
     (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Facility Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant payment date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04 for any such increased cost or reduction incurred more than one hundred eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     (e) If any Lender requests compensation under this Section 3.04, then such Lender will use its commercially reasonable efforts to minimize any increased cost or other compensation payable by the Borrower including, if requested by the Borrower, designating another Lending Office for any Loan affected by such event; provided, that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b) or (d).
     SECTION 3.05. Matters Applicable to All Requests for Compensation. The Facility Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Facility Agent or such Lender may use any reasonable averaging and attribution methods.
     SECTION 3.06. Replacement of Lenders under Certain Circumstances.
     (a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make LIBO Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.06), then the Borrower may, on ten (10) Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Facility Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person and; provided, further, that in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment would reasonably be expected to result in a reduction in such compensation or payments.
     (b) Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans and participations and (ii) deliver any Notes evidencing such Loans to the Borrower or Facility Agent. Pursuant to such Assignment and Assumption, (A) the Assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans and participations, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the Assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the Assignee Lender, delivery to the Assignee Lender of the appropriate Note or Notes executed by the Borrower, the Assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
          (c) In the event that (i) the Borrower or the Facility Agent has requested the Lenders to consent to a waiver of the obligation of the Borrower to prepay the Loans and cancel the Facility pursuant to Section 2.03(b)(i)(A) or (B) and (ii) the Majority Lenders have agreed to such, waiver, then any Lender who does not agree to such waiver shall be deemed a “Non-Consenting Lender”.
     SECTION 3.07. Survival. All of the Borrowers’ obligations under this Article III shall survive repayment of all Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING DATE
          The occurrence of the Closing Date and the obligations of each Lender to make Loans on the Closing Date are subject to the receipt by the Facility Agent of each of the agreements and other documents, and the conditions precedent set forth below, each of which shall be (x) in form and substance reasonably satisfactory to the Facility Agent and the Lenders and (y) if applicable, in full force and effect (unless, in each case, waived by each Lender):
          (a) the Existing Loan Agreement duly executed and delivered by the parties hereto;

     (b) the following documents, each certified as indicated below:
     (A) a copy of the articles of incorporation of the Borrower, together with any amendments thereto, certified by the Secretary of State of the Borrower’s state of organization dated as of a recent date;
     (B) a copy of a certificate as to the good standing of, and payment of franchise taxes by, the Borrower from the Secretary of State of the Borrower’s state of organization dated as of a recent date; and
     (C) a certificate of the Borrower, executed by an Authorized Officer certifying:
(i) that attached to such certificate is a true and complete copy of the articles of incorporation and by-laws of the Borrower, in each case as amended and in effect on the date of such certificate,
(ii) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of the Borrower, authorizing the execution, delivery and performance of the Financing Documents and that such resolutions have not been modified, rescinded or amended and are in full force and effect and
(iii) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of the Borrower executing the Financing Documents (and the Facility Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from the Borrower);
     (c) delivery of executed opinions from (x) Dewey Ballantine LLP, New York counsel to the Borrower, and Martin L. Ryan, Pennsylvania counsel to the Borrower, substantially in the form of Exhibit D-1, and (y) Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Facility Agent, substantially in the form of Exhibit D-2;
     (d) a certificate of an Authorized Officer of the Borrower, certifying that the Borrower is not and will not be, after giving effect to the Borrowing Request made on or as of the Closing Date, in breach of the covenants described in Section 6.01(j);
     (e) copies of the regulatory approvals, authorizations and consents listed in Schedule 4(e) required in respect of the Keystone/Conemaugh Acquisition, certified to be true and correct copies by an officer of the Borrower;
     (f) a written instruction executed by an Authorized Officer of the Borrower directing the Facility Agent to pay from the utilization of the Facility all fees, costs and expenses due and payable by the Borrower under the Financing Documents and any other fees and expenses as the Borrower shall have agreed or shall otherwise be required to pay to any Lender or the Facility Agent in connection herewith on or prior to the utilization of the Facility, including, without limitation, the fees and expenses of special New York counsel to the Facility Agent and the Joint Mandated Lead Arrangers, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Financing Documents;

     (g) evidence that the Equity Contribution in a minimum amount of not less than $141,000,000 shall have been funded in full in cash;
     (h) certification from an Authorized Officer of the Borrower that the Keystone/ Conemaugh Acquisition has been or will be simultaneously completed;
     (i) documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, shall have been received by the Facility Agent and shall include, without limitation, evidence consisting of the following information (i) the Borrower’s full legal name, (ii) the Borrower’s address and mailing address, (iii) the Borrower’s W-9 forms including its tax identification number, (iv) the Borrower’s articles of incorporation, (v) a list of directors of the Borrower or list of such persons controlling the Borrower and (vi) an executed resolution or other such documentation stating who is authorized to open an account for the Borrower, in each case in form and substance reasonably satisfactory to the Facility Agent, and such other similar information relating to the Borrower and its Subsidiaries as may reasonably be requested by the Facility Agent;
     (j) delivery of (i) the consolidated audited statements of income, stockholder’s equity and cash flows of the Borrower and its Subsidiaries for the most recent fiscal year of the Borrower; and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the for each fiscal quarter and portion of the fiscal year ended after the delivery of the financial statements delivered pursuant to clause (i) above, which financial statements shall be prepared in accordance with GAAP;
     (k) payment of all fees due as of the Closing Date as the Borrower shall have agreed to pay to any Lender or the Facility Agent in connection herewith, including the fees and expenses of New York counsel to the Facility Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Financing Documents and the transactions contemplated hereby and thereby;
     (l) no Default or Event of Default has occurred and is continuing, or would result from the proposed Borrowing or from the application of the proceeds therefrom;
     (m) the representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the date of the Closing Date (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date); and
     (n) the Facility Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.02.
ARTICLE IV-A
CONDITIONS PRECEDENT TO RESTATEMENT EFFECTIVE DATE
          The amendment and restatement of the Agreement provided for hereby and the obligations of each Lender to make Loans on the Restatement Effective Date are subject to the receipt by the Facility Agent of counterparts of this Agreement signed on behalf of the Borrower, the Lenders and the Facility Agent.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Facility Agent and the Lenders, as of the Closing Date and as of the Restatement Effective Date, as follows:
     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business in all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary (except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole).
     (b) The execution, delivery and performance by the Borrower of this Agreement and the other Financing Documents and the Keystone/Conemaugh Acquisition Agreement and the consummation of the Keystone/Conemaugh Acquisition are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower’s certificate of incorporation or by-laws, (ii) law, or (iii) any legal or contractual restriction binding on or affecting the Borrower; and such execution, delivery and performance do not and will not result in or require the creation of any Lien (other than pursuant to the Financing Documents) upon or with respect to any of its properties.
     (c) No Governmental Approval is required, and except for consents, approvals, filings and notices set forth on Schedule 4(e) which have been obtained or made, no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the consummation of the Keystone/Conemaugh Acquisition as contemplated by the Keystone/Conemaugh Acquisition Agreement, other than such consents, approvals, filings or notices, which, if not obtained or made, would not have a Material Adverse Effect.
     (d) This Agreement is, and each other Financing Document to which the Borrower will be a party when executed and delivered hereunder will be, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (e) None of (i) the written financial or other information relating to the Borrower or any of its Subsidiaries and provided by the Borrower to the Facility Agent and/or the Lenders or (ii) the Information Memorandum, to the extent reflecting (x) information referred to in the foregoing clause (i) and/or (y) information contained in filings made by the Borrower or any of its Subsidiaries with any Governmental Authority (including the Securities and Exchange Commission, the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission) or that has been made publicly available by the Borrower or any of its Subsidiaries (including information contained on the website of the Company or any of its Subsidiaries) or that is included in investor or management presentations prepared by the Borrower or any of its Subsidiaries contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made; provided, however, that the Borrower makes no representation or warranty as to any Financial Projections or other projections or forward-looking information.
     (f) (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2005, and the related statements of consolidated income, consolidated cash flows and consolidated retained earnings of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, together with the report thereon of Deloitte & Touche LLP, all as set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the fiscal quarter then ended and the related unaudited statements of consolidated income, consolidated cash flows and consolidated retained earnings for the interim period then ended, all as set forth in the most recent Borrower’s Quarterly Report on Form 10-Q for the quarter then ended (the “Form 10-Q”), copies of each of which have been furnished to each Lender, fairly present (subject, in the case of such balance sheet and statement of income for the interim period then ended, to year-end adjustments) the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP; and (ii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or the Form 10-Q, since December 31, 2005, there has been no material adverse change in the business, financial condition, operations, or results of operations of the Borrower and its Subsidiaries, taken as a whole, or in the Borrower’s ability to perform its obligations under this Agreement or any other Financing Document to which it is or will be a party.
     (g) Except as disclosed in Schedule 5(g) attached hereto, in the Borrower’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2005 in the Form 10-Q, in the Borrower’s subsequently filed Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K filed with the Securities and Exchange Commission, all of which have been heretofore provided by the Borrower to the Facility Agent and the Lenders, there is no pending or, to the Borrower’s knowledge, threatened action, suit, investigation, litigation or proceeding against or, to the Borrower’s knowledge, affecting the Borrower or any of its Subsidiaries or any of their respective properties before any court, governmental agency or arbitrator, that would reasonably be expected to materially adversely affect (i) the business, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity, or enforceability of, or the ability of the Borrower to perform its obligations under, this Agreement or any other Financing Document to which the Borrower is or is to be a party.
     (h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a material liability to the Borrower or any of its ERISA Affiliates. Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan of the Borrower or any of its ERISA Affiliates, copies of which have been filed with the Internal Revenue Service, is complete and accurate and fairly presents the funding status of such Plan in all material respects as of the date of such Schedule B. Since the date of such Schedule B there has been no material adverse change in such funding status and no “prohibited transaction” has occurred with respect thereto which is reasonably expected to result in a material liability to the Borrower or any of its ERISA Affiliates. Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA. Except as set forth in the financial statements referred to in paragraph (f) above, the Borrower and its Subsidiaries have no material liability with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106. Each Plan and any related trust intended to qualify under Internal Revenue Code Section 401 or 501 are so qualified (except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect). There are no pending or threatened claims, actions or proceedings (other than claims for benefits in the normal course) relating to any Plan other than those that in the aggregate, if adversely determined, would not reasonably be expected to have a Material Adverse Effect.
     (i) The Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.
     (j) All of the outstanding common stock of Duquesne Light Company is owned by the Borrower.
     (k) The operations and properties of the Borrower comply in all respects with all applicable laws (including ERISA and Environmental Laws), rules, regulations and orders of any governmental authority, the noncompliance with which would reasonably be expected to have a Material Adverse Effect, except to the extent that the Borrower is contesting the same in good faith and by appropriate proceedings.
     (l) The Borrower is, and upon the consummation of the transactions contemplated under this Agreement will be, solvent, and has, and upon the consummation of such transactions will have, assets having a fair value in excess of the amount required to pay its probable liabilities on its existing Debt as they become absolute and matured, and does not have, and will not have, upon the consummation of such transactions, an unreasonably small capital for the conduct of its business as it is now being conducted.
     (m) Following application of the proceeds of each Loan, not more than 25 percent of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board).
     (n) The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.
     (o) Neither the Borrower nor any of its Subsidiaries is, or after the making of any Loan or the application of the proceeds or repayment thereof, or the consummation of any of the other transactions contemplated hereby, will be, an “investment company” or a company “controlled” by an “investment company” (within the meaning of the Investment Company Act).
     (p) No proceeds of any Loan will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act, other than strictly for investment purposes.

ARTICLE VI
COVENANTS
     SECTION 6.01. Affirmative Covenants . For so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder or under any other Financing Document which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall:
     (a) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its properties, except to the extent the Borrower is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with GAAP.
     (b) Maintenance of Insurance. Maintain, or cause to be maintained, with responsible and reputable insurance companies and associations or through its own program of self-insurance, insurance covering the Borrower and its properties to such extent, and against such hazards and liabilities, as is customarily maintained by similar companies similarly situated.
     (c) Preservation of Existence, Etc. Subject to Section 6.02(a), preserve and maintain its corporate existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business; provided, however, that the Borrower shall not be required to preserve and maintain any such right or franchise, or its right to conduct business in any such state, unless the failure to do so would reasonably be expected to have a Material Adverse Effect.
     (d) Compliance with Laws, Etc. Comply in all respects with the requirements of all applicable laws (including ERISA and Environmental Laws), rules, regulations and orders of any governmental authority, except to the extent that (i) the Borrower is contesting the same in good faith by appropriate proceedings or (ii) any such non-compliance would not reasonably be expected to have a Material Adverse Effect.
     (e) Inspection Rights. At any reasonable time and from time to time upon reasonable notice, permit or arrange for the Facility Agent, each of the Lenders, and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, which records and books of account, in the case of the Borrower, shall be in accordance with GAAP.
     (g) Maintenance of Properties, Etc. Maintain good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop, and operate in substantial conformity with all laws and material contractual obligations, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing herein shall prevent the Borrower from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business and such discontinuance would not reasonably be expected to have a Material Adverse Effect.
     (h) Further Assurances. Use all reasonable efforts to duly obtain Governmental Approvals required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect, except to the extent that any such failure to obtain or maintain such Governmental Approvals would not reasonably be expected to have a Material Adverse Effect.
     (i) Reporting Requirements. Furnish to the Facility Agent, in sufficient number of copies for each Lender, the following:
     (i) as soon as possible and in any event within five (5) Business Days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower proposes to take with respect thereto;
     (ii) as soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and statements of consolidated income, consolidated retained earnings and consolidated cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP, together with (A) a schedule in form satisfactory to the Facility Agent of the computations used by the Borrower in determining compliance with the covenants contained in Sections 6.01(j) and (k) and (B) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if an Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;
     (iii) as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and statements of consolidated income, consolidated retained earnings and consolidated cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the audit report of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm, together with (A) a schedule in form satisfactory to the Facility Agent of the computations used by the Borrower in determining, as of the end such fiscal year, compliance with the covenants contained in Sections 6.01(j) and (k) and (B) a certificate of an Authorized Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing or, if an Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

     (iv) as soon as possible and in any event (A) within thirty (30) days after any ERISA Event described in clause (i) of the definition of ERISA Event with respect to any Material Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and (B) within ten (10) days after any other ERISA Event with respect to any Material Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred, a statement of an Authorized Officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;
     (v) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Material Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;
     (vi) promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Material Plan (if any) to which the Borrower or any ERISA Affiliate of the Borrower is a contributing employer;
     (vii) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $5,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable:
     (viii) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Schedule 5(g) or (B) for which the Facility Agent and the Lenders will be entitled to indemnity under Section 9.05;
     (ix) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its public security holders (if any), copies of all regular, periodic and special reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange, pursuant to the Exchange Act, and copies of all final prospectuses with respect to any securities issued or to be issued by the Borrower or any of its Subsidiaries; and
     (x) within a reasonable time (but in no event more than thirty (30) days) after any request therefor, such other information respecting the business, properties, results of operations, revenues, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries (including schedules of the Borrower’s investments) as the Facility Agent or any Lender through the Facility Agent may from time to time reasonably request.
     (j) Consolidated Leverage Ratio. Maintain at all times a ratio of Consolidated Debt to Consolidated Capital of not more than 0.65 to 1.0.

     (k) Coverage Ratio. Maintain, with respect to each twelve month period ending on the last day of each fiscal quarter of the Borrower (determined as of the last day of such fiscal quarter), a Coverage Ratio of at least 2.0 to 1.0.
     (l) Maintain Ownership of Duquesne Light. Maintain at all times, directly or indirectly, legal and beneficial ownership of 100% of the issued and outstanding shares of common stock of Duquesne Light, free and clear of any Liens (other than Permitted Liens), unless, in the case of the requirement to maintain such shares free and clear of all Liens other than Permitted Liens, the Lenders shall be similarly and ratably secured pursuant to documents in form and substance satisfactory to the Facility Agent and the Lenders.
     (m) Use of Proceeds. Use all Loans as follows: (i) first, to finance the Keystone/Conemaugh Acquisition, (ii) second, to finance fees, commissions, costs and expenses incurred by or on behalf of the Borrower in connection with the Keystone/Conemaugh Acquisition and the Financing Documents and (iii) third, for general corporate purposes of the Borrower, including the on-lending of such proceeds to its Subsidiaries and/or other Affiliates of the Borrower; provided that the Debt evidenced by any such on-lending shall be evidenced by promissory notes made by such Subsidiary or other Affiliate, as the case may be.
     SECTION 6.02. Negative Covenants. For so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder or under any other Financing Document which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not:
     (a) Mergers, Etc. Except as contemplated by the Merger Agreement, merge with or into or consolidate with or into any other Person, except that the Borrower may merge or consolidate with or into any other Person; provided that immediately after giving effect thereto, (i) no event shall occur and be continuing that constitutes an Default or an Event of Default, (ii) the Borrower is the surviving corporation, (iii) this Agreement remains in full force and effect, and (iv) the surviving corporation is in compliance with the ratio set forth in Section 6.01(j).
     (b) Sales, Etc., of Assets. Sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, or permit any of its Significant Subsidiaries to sell, lease, transfer, assign or otherwise dispose of all or substantially all of its assets, except for sales, leases, transfers, assignments, and other dispositions of all or substantially all of the Borrower’s or any such Significant Subsidiary’s assets to the Borrower or any other Significant Subsidiary of the Borrower, in each case for good and valuable consideration (as determined in the reasonable judgment of the Borrower’s or such Significant Subsidiary’s, as the case may be, board of directors, and which consideration may include the assumption of obligations of such Significant Subsidiary); provided in each case that no Default or Event of Default shall have occurred and be continuing after giving effect thereto.
ARTICLE VII
DEFAULTS
     SECTION 7.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing, the Facility Agent and the Lenders shall be entitled to exercise the remedies set forth in Section 7.02:

     (a) The Borrower shall fail to pay any principal of any Loan or any interest thereon, fees or other amounts payable hereunder or under any other Financing Document within three (3) days after the same becomes due and payable; or
     (b) Any representation or warranty made by or on behalf of the Borrower in any Financing Document or certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 6.01(c), Section 6.01(i)(i), Section 6.01(j), Section 6.01(k), Section 6.01(l), Section 6.01(m) or Section 6.02; or
     (d) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Financing Document and any such failure shall remain unremedied, after written notice thereof shall have been given to the Borrower by the Facility Agent, for a period of fifteen (15) days; or
     (e) The Borrower or any of its Significant Subsidiaries (including Duquesne Light) shall fail to pay any of its Debt (including any interest or premium thereon but excluding Debt incurred under this Agreement) aggregating $50,000,000 or more, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof as a result of a default or similar adverse event; or
     (f) The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or such Significant Subsidiary, any such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including the entry of an order for relief against the Borrower or such Significant Subsidiary or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or such Significant Subsidiary or any of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or
     (g) Any judgment or order (other than a judgment or order for a rate refund) shall be rendered against the Borrower, any of its Significant Subsidiaries (including Duquesne Light) or their respective properties for the payment of money exceeding applicable insurance coverage (as to which such Person has received no notice or claim of protest, dishonor or non-payment) by

$50,000,000, and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of thirty (30) consecutive days during which such judgment or order shall remain undischarged and there shall be no stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, in effect; or
     (h) Any material provision of this Agreement or any other Financing Document to which the Borrower is a party shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert in writing; or
     (i) Any Governmental Approval shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders and the Facility Agent; or
     (j) The Borrower or any of its ERISA Affiliates shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan, other than a Multiemployer Plan, shall be filed under Title IV of ERISA by the Borrower or any of its ERISA Affiliates, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan, other than a Multiemployer Plan, or a proceeding shall be instituted by a fiduciary of any Material Plan which is a Multiemployer Plan against the Borrower or any of its ERISA Affiliates to enforce an obligation of the Borrower or any of its ERISA Affiliates exceeding $20,000,000 under Section 515 of ERISA in connection with a withdrawal or alleged withdrawal from such Multiemployer Plan or to take any action under Section 4219(c)(5) of ERISA and any such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or any other ERISA Event shall occur that, in the opinion of the Majority Lenders, would reasonably be expected to have a Material Adverse Effect.
     SECTION 7.02. Remedies. If any Event of Default has occurred and is continuing, then the Facility Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower (i) declare the obligation of each Lender to make or convert Loans to be terminated, whereupon the same shall forthwith terminate and/or (ii) declare the principal amount outstanding hereunder, all interest thereon and all other amounts payable under this Agreement and the other Financing Documents to be forthwith due and payable, whereupon the principal amount outstanding hereunder, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the principal amount outstanding hereunder, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII
FACILITY AGENT
     SECTION 8.01. Appointment and Authorization of Facility Agent. Each Lender hereby appoints Barclays Bank PLC as the Facility Agent hereunder and irrevocably appoints, designates and authorizes the Facility Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Financing Document, the Facility Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Facility Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Facility Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Financing Documents with reference to the Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     SECTION 8.02. Delegation of Duties. The Facility Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact including for the purpose of the Borrowing, such sub-agents as shall be deemed necessary by the Facility Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Facility Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
     SECTION 8.03. Liability of Facility Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower, any Subsidiary or any officer thereof, contained herein or in any other Financing Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Facility Agent under or in connection with, this Agreement or any other Financing Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document, or for any failure of the Borrower or any other party to any Financing Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of the Borrower, any Subsidiary or any Affiliate thereof.

     SECTION 8.04. Reliance by Facility Agent.
     (a) The Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Facility Agent. The Facility Agent shall be fully justified in failing or refusing to take any action under any Financing Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of the Majority Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Facility Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     SECTION 8.05. Notice of Default. The Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Facility Agent for the account of the Lenders, unless the Facility Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Facility Agent will notify the Lenders of its receipt of any such notice. The Facility Agent shall take such action with respect to any Event of Default as may be directed by the Majority Lenders in accordance with Article VII; provided that unless and until the Facility Agent has received any such direction, the Facility Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
     SECTION 8.06. Credit Decision; Disclosure of Information by the Facility Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Facility Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Facility Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Facility Agent herein, the Facility Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.
     SECTION 8.07. Indemnification of the Facility Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Facility Agent (to the extent the Facility Agent is required to be but is not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata (at the time such indemnity is sought), and hold harmless the Facility Agent from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any the Facility Agent of any portion of such Indemnified Liabilities resulting from the Facility Agent’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Financing Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Facility Agent upon demand for its ratable share (determined at the time such reimbursement is sought) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that the Facility Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 8.07 shall survive payment of all Obligations and the resignation of the Facility Agent.
     SECTION 8.08. Facility Agent in its Individual Capacity. Barclays Bank PLC and its Affiliates may make loans to, accept deposits from, acquire interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Barclays Bank PLC were not the Facility Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Barclays Bank PLC or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliates) and acknowledge that the Facility Agent shall be under no obligation to provide such information to them.
     SECTION 8.09. Successor Agent. The Facility Agent may resign as the Facility Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Facility Agent resigns under this Agreement, the Majority Lenders shall appoint a successor agent for the

Lenders, which successor agent shall be consented to by the Borrower at all times other than during the occurrence and continuance of a Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Facility Agent, the Facility Agent may appoint, after consulting with the Lenders and subject to the consent of the Borrower as provided for above, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Facility Agent and the term “Facility Agent,” shall mean such successor Facility Agent, and the retiring Facility Agent’s appointment, powers and duties as the Facility Agent shall be terminated. After the retiring Facility Agent’s resignation hereunder as the Facility Agent, the provisions of this Article VIII and Section 9.04 and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement. If no successor agent has accepted appointment as the Facility Agent by the date which is thirty (30) days following the retiring Facility Agent’s notice of resignation, the retiring Facility Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Facility Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Facility Agent hereunder by a successor, the Facility Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations under the Financing Documents. After the retiring Facility Agent’s resignation hereunder as the Facility Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Facility Agent.
     SECTION 8.10. Facility Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Facility Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Facility Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Facility Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Facility Agent and their respective agents and counsel and all other amounts due the Lenders and the Facility Agent under Section 2.06 and Section 9.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Facility Agent and, in the event that the Facility Agent shall consent to the making of such payments directly to the Lenders, to pay to the Facility Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Facility Agent and its agents and counsel, and any other amounts due the Facility Agent under Section 2.06 and Section 9.04.

     Nothing contained herein shall be deemed to authorize the Facility Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Facility Agent to vote in respect of the claim of any Lender in any such proceeding.
     SECTION 8.11. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Amendments, Etc. Except as otherwise set forth in this Agreement, including, for the avoidance of doubt, Section 9.19, no amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower or any of its Subsidiaries therefrom, shall be effective unless in writing signed by the Majority Lenders (or by the Facility Agent acting on the written instructions of the Majority Lenders) and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Article IV, or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);
     (b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.04 or Section 2.05, or waive any Event of Default under Section 7.01(a) or, following the acceleration pursuant to Section 7.02 of amounts payable hereunder, any other Event of Default, without the written consent of each Lender directly affected thereby;
     (c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any fees (including fees set forth in Section 2.06 or other amounts payable hereunder or under any other Financing Document), or extend, postpone or waive the date upon which any fees are to be paid, without the written consent of each Lender directly affected thereby; or
     (d) change any provision of this Section 9.01, the definition of “Majority Lenders” or Section 2.02(a)(ii), Section 2.03(b), Section 2.09(a), or Section 2.10 without the written consent of each Lender affected thereby;
and provided, further that no amendment, waiver or consent shall, unless in writing and signed by the Facility Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Facility Agent under this Agreement.

     SECTION 9.02. Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Financing Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (1) if to the Borrower, any Subsidiary or the Facility Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (2) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Lender on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Lender in a notice to the Borrower and the Facility Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 9.02(c)), when delivered; provided that notices and other communications to the Facility Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Financing Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each party to Financing Document.
     (c) Reliance by Facility Agent and Lenders. The Facility Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence, bad faith or willful misconduct, in accordance with Section 9.05. All telephonic notices to the Facility Agent may be recorded by the Facility Agent, and each of the parties hereto hereby consents to such recording.
     SECTION 9.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Facility Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
     SECTION 9.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Facility Agent, the Joint Mandated Lead Arrangers and each of the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Financing Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby and thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Milbank, Tweed, Hadley & McCloy LLP, any one (1) local counsel retained by the Facility Agent and any experts retained in connection herewith and therewith, and (b) to pay or reimburse the Facility Agent, the Joint Mandated Lead Arrangers and each Lender for all documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Financing Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Facility Agent). The foregoing costs and expenses shall include all reasonable search, filing and recording charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Facility Agent. The agreements in this Section 9.04 shall survive the termination of the Commitments and repayment of all Obligations. All amounts due under this Section 9.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Financing Document, such amount may be paid on behalf of the Borrower by the Facility Agent in its sole discretion.
     SECTION 9.05. Indemnification by the Borrower.
     (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, agents, representatives, trustees and attorneys-in-fact (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Financing Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, agent, trustee or attorney-in-fact of such Indemnitee or (ii) any actions or claims for the breach by any Indemnitee of any of its obligations under the Financing Documents that are successful in whole or in part, in each case, as finally determined by a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through intralinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Financing Document or arising out of its activities in connection herewith or therewith. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05 applies, such indemnity shall be effective whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated. All amounts due under this Section 9.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 9.05. The agreements in this Section 9.05 shall survive the resignation of the Facility Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
     (b) In the event that any claim or demand by a third party for which the Borrower may be required to indemnify an Indemnitee hereunder (a “Claim”) is asserted against or sought to be collected from any Indemnitee by a third party, such Indemnitee shall as promptly as practicable notify the Borrower in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnitee, except to the extent that the rights of the Borrower are actually prejudiced thereby.
     (c) The Borrower shall be entitled to appoint counsel of its choice at the expense of the Borrower to represent an Indemnitee in any action for which indemnification is sought (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by that Indemnitee except as set forth below); provided, however, that such counsel shall be satisfactory to such Indemnitee. Notwithstanding the Borrower’s election to appoint counsel to represent an Indemnitee in any action, such Indemnitee shall have the right to employ separate counsel (including local counsel, but only one such counsel in any jurisdiction in connection with any action), and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnitee and the Borrower and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnitees which are different from or additional to those available to the Borrower; (iii) the Borrower shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize the Indemnitee to employ separate counsel at the Borrower’s expense. The Borrower shall not be liable for any settlement or compromise of any action or claim by an Indemnitee affected without the Borrower’s prior written consent, which consent shall not be unreasonably withheld.

     SECTION 9.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Facility Agent or any Lender, or the Facility Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Facility Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Facility Agent upon demand its applicable share of any amount so recovered from or repaid by the Facility Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
     SECTION 9.07. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of Section 9.07(b)(1), (ii) by way of participation in accordance with the provisions of Section 9.07(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Assignees, Participants to the extent provided in Section 9.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Subject to the conditions set forth in paragraph (b)(1) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Facility Agent and the Borrower; provided that (i) no consent of the Borrower or the Facility Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund and (ii) no consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and provided, further, that the Borrower will be deemed to have consented to any proposed assignment if the Borrower has not rejected the proposed assignment within two (2) Business Days of its receipt of the request for consent.
     (1) Assignments shall be subject to the following additional conditions:
     (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Facility Agent) shall not be less than $5,000,000 unless each of the Borrower and the Facility Agent otherwise consent which consents will be deemed given if the Borrower or the Facility Agent, as the case may be, has not specifically rejected an assignment request within two (2) Business Days after its receipt of such request for consent); provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
     (ii) the parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (iii) the Assignee, if it shall not be a Lender, shall provide to the Facility Agent its address, facsimile number, electronic mail address or telephone number for receipt of notices and other communications hereunder.
Each assignment under this paragraph (b) shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement.
     (c) Subject to acceptance and recording thereof by the Facility Agent pursuant to Section 9.07(d), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 9.04 and Section 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clause (b) and this clause (c) of this Section 9.07 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(e).
     (d) The Facility Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Facility Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and amounts owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Facility Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Facility Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Facility Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Financing Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that directly affects such Participant. Subject to Section 9.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 2.07(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(c) but (x) shall not be entitled to recover greater amounts under any such Section than the selling Lender would be entitled to recover and (y) shall be subject to replacement by the Borrower under Section 3.06 to the same extent as if it were a Lender. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.
     (f) A Participant shall not be entitled to receive any greater payment under any of Section 3.01, Section 3.04 and Section 2.07(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees to be subject to the provisions of Section 3.01 as though it were a Lender.
     (g) Any Lender may at any time, without the consent of the Borrower or the Facility Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (h) Notwithstanding anything to the contrary contained herein, (i) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any held by it and (ii) any Lender that is a Fund may, without the consent of the Borrower or the Facility Agent, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (x) no such pledge shall release the pledging Lender from any of its obligations under the Financing Documents and (y) such trustee shall not be entitled to exercise any of the rights of a Lender under the Financing Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
     SECTION 9.08. Confidentiality. Each of the Facility Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required to be disclosed to any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement,

(e) subject to an agreement containing provisions substantially the same as those of this Section 9.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 9.07(g), Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender, to the extent requested by such Governmental Authority or examiner; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender). In addition, the Facility Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Facility Agent and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments and the Loans. For the purposes of this Section 9.08, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or its business, other than any such information that is publicly available to the Facility Agent or any Lender prior to disclosure by the Borrower other than as a result of a breach of this Section 9.08; provided that, in the case of information received from the Borrower after the date hereof, such information (i) is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01 hereof.
     SECTION 9.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any of its Subsidiaries, any such notice being waived by the Borrower (on its own behalf and on behalf of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Debt at any time owing by, such Lender and its Affiliates to or for the credit or the account of the Borrower and its Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Financing Document, now or hereafter existing, irrespective of whether or not the Facility Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Financing Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Debt. Each Lender agrees promptly to notify the Borrower and the Facility Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Facility Agent and each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of setoff) that the Facility Agent and such Lender may have.
     SECTION 9.10. Counterparts. This Agreement and each other Financing Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other means of electronic delivery of an executed counterpart of a signature page to this Agreement and each other Financing Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Financing Document. The Facility Agent may also require that any such documents and signatures delivered by telecopier or other means of electronic delivery be confirmed by a manually signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other means of electronic delivery.
     SECTION 9.11. Integration. This Agreement, together with the other Financing Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Financing Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Facility Agent or the Lenders in any other Financing Document shall not be deemed a conflict with this Agreement. Each Financing Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     SECTION 9.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Facility Agent and each Lender, regardless of any investigation made by the Facility Agent or any Lender or on their behalf and notwithstanding that the Facility Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing.
     SECTION 9.13. Severability. If any provision of this Agreement or the other Financing Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or Impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 9.14. GOVERNING LAW.
     (a) THIS AGREEMENT AND EACH OTHER FINANCING DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY FINANCING DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

     SECTION 9.15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     SECTION 9.16. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Lender and the Facility Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Facility Agent, and each Lender and their respective permitted successors and assigns.
     SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower under any of the Financing Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of the Borrower and its Subsidiaries, without the prior written consent of the Facility Agent. The provision of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower and its Subsidiaries.
     SECTION 9.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
     SECTION 9.19. Amendment and Restatement on Merger Completion Date. On the Merger Completion Date, this Agreement shall be consolidated with, and amended and restated to read as set forth in, the DQE Merger Sub, Inc. Credit Agreement dated as of December 20, 2006 attached hereto as Exhibit E (the “DLH Credit Agreement”), whereupon Loans outstanding under this Agreement shall become, and continue to be outstanding as, the Tranche B Term Loans under the DLH Credit Agreement and the Lenders shall become Tranche B Term Loan Lenders under and as defined in the DLH Credit Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DUQUESNE LIGHT HOLDINGS, INC.
By	/s/ Mark E. Kaplan
	Name:	Mark E. Kaplan
	Title:	Senior Vice President and Chief Financial Officer

DLH CREDIT AGREEMENT

BARCLAYS BANK PLC, individually and as Facility Agent

By	/s/ Philip Capparis Name: Philip Capparis
Title: Director

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By	/s/ Jorge Rodriguez

Name: Jorge Rodriguez
Title: Director

By	/s/ Jonathan Newman

Name: Jonathan Newman
Title: Vice President

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender

By	/s/ John Gregory	/s/ Donna M. Quilty

	Name: John Gregory	DONNA M. QUILTY
	Title: Vice President	Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By	/s/ Thane A. Rattew

Name: THANE A. RATTEW
Title: MANAGING DIRECTOR
DLH CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ Nancy R. Barwig Name: Nancy R. Barwig
Title: Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By	/s/ James R. Fayen

Name: James R. Fayen
Title: Deputy General Manager

UNION BANK OF CALIFORNIA, N.A., as a Lender

By	/s/ Dennis G. Blank

Name: Dennis G. Blank
Title: Vice President

COBANK, ACB, as a Lender

By	/s/ Clarence J. Mahoulich

Name: CLARENCE J. MAHOULICH
Title: Vice President

COMMONWEALTH BANK OF AUSTRALIA, as a Lender

By	/s/ John Russell

Name: JOHN RUSSELL
Title: HEAD OF INFRASTRUCTURE AND UTILITIES, NORTH AMERICA
DLH CREDIT AGREEMENT

WESTPAC BANKING CORPORATION, as a Lender

By	/s/ Isaac Rankin Name: Isaac Rankin
Title: Head of Relationship Management TIER 2 ATTORNEY
DLH CREDIT AGREEMENT